EXHIBIT 23.1





                         Consent of Independent Auditors



We consent to the incorporation by reference in the registration statements (Nos. 33-67114 and 333-17695) of AMREP Corporation of our report dated November 29, 2006, with respect to the consolidated balance sheet of Palm Coast Data Holdco, Inc. and its subsidiary as of June 30, 2006, and the related consolidated statement of operations, shareholders' equity, and cash flows for the period from August 10, 2005 (date of inception) to June 30, 2006, and our report dated November 15, 2006 with respect to the consolidated balance sheets of Palm Coast Data Holdings L.L.C. and its subsidiary as of August 9, 2005 and December 31, 2004, and the related consolidated statements of income and comprehensive income, members' equity, and cash flows for the period from January 1, 2005 to August 9, 2005 and the years ended December 31, 2004 and 2003, which reports appear in this Current Report on Form 8-K/A of AMREP Corporation.

Our report dated November 15, 2006 on the consolidated financial statements of Palm Coast Data Holdings L.L.C. contains an explanatory paragraph that states that the members' units of Palm Coast Data Holdings L.L.C. were acquired by Palm Coast Data Holdco, Inc. on August 9, 2005.

/s/ KPMG LLP


St. Louis, Missouri
March 12, 2007